                                  Exhibit 11



                           Visual Edge Systems Inc.
                        Computation of Per Share Loss



                                                                                            Year Ended
                                                                                           December 31,
                                                                                     -------------------------
                 Primary                                                              1996               1995
                                                                                      ----               ----
                 Weighted average common shares outstanding, exclusive             3,000,000           3,000,000
                   of issuances within twelve months prior to the IPO

                 Shares issued within 12 months prior to the IPO                     220,000             220,000
                   assumed to be outstanding for the entire period


                 Weighted average common shares outstanding, for                     581,250                --
                   shares issued after IPO                                       -----------          ----------

                 Weighted average common shares outstanding at end of year         3,801,250           3,220,000
                                                                                 ===========          ==========

                 Net loss                                                        $(2,397,690)         $ (464,963)
                                                                                 ===========          ==========
                 Net loss per share                                              $      (.63)         $     (.14)
                                                                                 ===========          ==========
